EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





The Board of Directors
FirstFed Financial Corp.:





We consent to incorporation by reference in the registration statements (No. 333-33463;033-63207) on Form S-8 of FirstFed Financial Corp. of our report dated January 28, 2004, relating to the consolidated balance sheet of FirstFed Financial Corp. and subsidiary as of December 31, 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2003, which report appears in the December 31, 2004 annual report on Form 10-K of FirstFed Financial Corp.


                                    KPMG LLP





Los Angeles, California
March 10, 2005